Exhibit 107

Calculation of Filing Fee Tables

Form S-1

(Form Type)

Mountain Crest Acquisition 6 Corp.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title(1)	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Share	Maximum Aggregate Offering Price(2)	Fee Rate	Amount of Registration Fee
Fees to Be Paid	Equity	Units, each consisting of one ordinary share, par value $0.0001 per share, and one right to receive one-fourth (1/4) of one ordinary share(3)	457(a)	6,900,000	$10.00	$69,000,000	$0.00013810	$9,528.9
	Equity	Ordinary shares included as part of the Units	457(g)	6,900,000	-	-	-	-
	Other	Rights included as part of the Units	457(g)	6,900,000	-	-	-	-
	Equity	Ordinary shares underlying the Rights included as part of the Units	457(g)	1,725,000	$10.00	$17,250,000	$0.00013810	$2,382.2
Total Offering Amounts						$86,250,000		$11,911.1
Total Fees Previously Paid								-
Net Fee Due								$11,911.1

(1)	Pursuant to Rule 416 under the Securities Act, there are also being registered an indeterminable number of additional securities as may be issued to prevent dilution resulting from stock splits, stock dividends or similar transactions.
(2)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(a) under the Securities Act of 1933, as amended (the “Securities Act”).
(3)	Includes 690,000 units, consisting of 690,000 ordinary shares and 690,000 rights, which may be issued upon exercise of a 45-day option granted to the underwriters to cover over-allotments, if any.